Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated May 31, 2019 is by and between Ecoark Holdings, Inc., a Nevada corporation (“Surviving Entity”), and Trend Discovery Holdings Inc., a Delaware corporation (“Merging Entity”).

WHEREAS, the respective Boards of Directors of the Surviving Entity and the Merging Entity, and Michael Kocan and William Hoagland in their respective capacities as Shareholders (as defined below) of the Merging Entity have each deemed it advisable and for the best welfare and advantage of such corporations and their respective shareholders that such corporations merge (the “Merger”) in accordance with the Delaware General Corporation Law (“DE GCL”) and the Nevada Business Corporation Act (“NV BCA”); and

WHEREAS, Michael Kocan and William Hoagland, collectively, are the owners of one hundred percent (100%) of the total issued and outstanding shares of common stock of the Merging Entity (collectively, “Shareholders”) and have entered into this Agreement for the sole purpose of making certain representations and warranties as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DE GCL and the NV BCA, the Merging Entity shall be merged with and into the Surviving Entity at the Effective Time (as hereinafter defined). Following the Effective Time, the separate corporate existence of the Merging Entity shall cease, and the Surviving Entity shall continue as the surviving corporation of the Merger.

2. Effective Time of the Merger. The effective time (“Effective Time”) of the Merger in the State of Delaware shall be May 31, 2019 at 12:01 a.m. Eastern Time.

3. Effect of the Merger.

(a) At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the DE GCL and the NV BCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: (i) all the property, rights, privileges, immunities, powers and franchises of each of the Surviving Entity and the Merging Entity shall vest in the Surviving Entity, (ii) all of the debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Entity and the Merging Entity shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity, and (iii) the separate existence of the Merging Entity shall cease.

(b) At the Effective Time, the present Articles of Incorporation of the Surviving Entity shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the NV BCA.

(c) The Bylaws of the Surviving Entity in effect at the Effective Time shall be the Bylaws of the Surviving Entity following the Merger until thereafter amended as provided therein or by the Articles of Incorporation or the NV BCA.

(d) The directors and officers of the Surviving Entity immediately prior to the Effective Time shall be the directors and officers of the Surviving Entity from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the Articles of Incorporation and Bylaws of the Surviving Entity or as otherwise provided by the NV BCA.

4. Stock. Each share of common stock of the Merging Entity issued and outstanding at the Effective Time shall be converted into five thousand five hundred (5,500) shares of common stock of the Surviving Entity as of the Effective Time. Each share of common stock of the Surviving Entity issued and outstanding at the Effective Time shall continue to be one (1) share of common stock of the Surviving Entity.

5. Representations and Warranties of the Merging Entity and the Shareholders. The Merging Entity and each of the Shareholders jointly and severally make the following representations and warranties.

(a) This Agreement has been duly and validly executed and delivered by the Merging Entity and constitutes a valid and binding agreement of the Merging Entity, enforceable against the Merging Entity in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(b) The Merging Entity is duly organized, validly existing and, where applicable, in good standing under the laws of Delaware. The Merging Entity has the requisite organizational power and authority to own, lease and operate the assets and properties that it purports to own, lease and operate and to carry on its business as now conducted. The Merging Entity is duly qualified, authorized or licensed to do business as a foreign entity and is in good standing, where applicable, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, authorization or licensing necessary.

(c) The Merging Entity has made available to the Surviving Entity prior to the date of this Agreement any organizational documents requested by the Surviving Entity and each of its organizational documents are in full force and effect.

(d) The authorized equity of the Merging Entity consists of five thousand (5,000) authorized shares of common stock, of which one thousand (1,000) are issued and outstanding. All issued and outstanding shares of the Merging Entity’s common stock are owned by the Shareholders and duly authorized, validly issued, fully paid and non-assessable. The Merging Entity has no outstanding securities that are convertible into or exercisable or exchangeable for shares of its common stock.

(e) The Merging Entity has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the Merger. Neither the execution and delivery of this Agreement by the Merging Entity, nor the performance or consummation by The Merging Entity of the Merger will, (i) result in a violation or breach of or conflict with the certificate of incorporation, by-laws or any other organizational documents of the Merging Entity or (ii) result in a modification, violation or breach of, increased liability under or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default of any material contract to which the Merging Entity is a party.

(f) The Merging Entity has been in compliance in all material respects with all laws applicable to the Merging Entity or by which their business, assets or properties are bound, except as, individually or in the aggregate, noncompliance that has not had, and would not reasonably be expected to have, a material adverse effect.

(g) The Merging Entity has prepared unaudited financial statements, including balance sheets and income statements, for the years ended December 31, 2017 and 2018 and unaudited financial statements for the period from January 1, 2019 through March 31, 2019 (collectively, the “Financial Statements”). Complete and accurate copies of the Financial Statements have been delivered to the Surviving Entity.

(h) The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and (ii) fairly present, in all material respects, the financial position of the Merging Entity as of the respective dates thereof and the results of operations and cash flows of the Merging Entity for the periods covered thereby.

(i) Since December 31, 2018, there has not been any Material Adverse Change, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to cause or result in a Material Adverse Change. The term "Material Adverse Change" shall mean a materially adverse change in the business, assets, liabilities, financial condition or results of operations of the Merging Entity.

(j) The Merging Entity does not have any material liability, lien or other charge or any commitment that will reasonably result in a material liability, lien or other charge, in each case, not previously disclosed in writing to the Surviving Entity.

(k) The representations and warranties and statements of fact made by the Merging Entity in this Agreement are accurate, correct and complete and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

6. Representations and Warranties of the Shareholders.

(a) This Agreement has been duly and validly executed and delivered by each enforceable against each eligible Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(b) No consent, approval, authorization, license, qualification, exemption or order of any governmental agency or body or third-party is required for the execution of this Agreement by any Shareholder or for the consummation by each Shareholder of the Merger.

(c) Each Shareholder acknowledges that the common stock of the Surviving Entity will not be registered pursuant to the Securities Act of 1933, as amended (“Securities Act”) or any applicable state securities laws, that the common stock of the Surviving Entity will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the common stock of the Surviving Entity cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, each Shareholder is familiar with Rule 144 and Regulation S promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(d) Neither Shareholder, nor any of their respective officers, directors, employees, agents, or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the common stock of the Surviving Entity.

(e) Each Shareholder hereby represents and warrants that he is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(f) Each Shareholder is able to bear the economic risk of acquiring the common stock of the Surviving Entity, including a complete loss of such Shareholder’s investment in such stock. Each Shareholder acknowledges that the Surviving Entity makes no representations or warranties concerning the merits of an investment in its common stock, and each Shareholder understands and acknowledges that the Surviving Entity makes any representations concerning the liquidity of its shares or any Shareholder’s ability to sell his shares of common stock in the Surviving Entity.

(g) Each Shareholder acknowledges that the certificates representing such Shareholder’s pro rata portion of the common stock of the Surviving Entity shall each conspicuously set forth on the face of back thereof a legend in substantially the following form:

The securities represented hereby have not been registered with the SEC or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144 or other applicable exemption from applicable securities laws. The Company may require an opinion of counsel to the holder of these securities, reasonably satisfactory to the Company that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended.

(h) The representations and warranties and statements of fact made by the Shareholders in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

7. Representations and Warranties of the Surviving Entity.

(a) This Agreement has been duly and validly executed and delivered by the Surviving Entity and constitutes a valid and binding agreement of the Surviving Entity, enforceable against the Surviving Entity in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(b) The Surviving Entity is duly organized, validly existing and, where applicable, in good standing under the laws of Nevada. The Surviving Entity has the requisite organizational power and authority to own, lease and operate the assets and properties that it purports to own, lease and operate and to carry on its business as now conducted. The Surviving is duly qualified, authorized or licensed to do business as a foreign entity and is in good standing, where applicable, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, authorization or licensing necessary.

(c) The Surviving Entity has made available to the Merging Entity prior to the date of this Agreement any organizational documents requested by the Merging Entity and each of its organizational documents are in full force and effect.

(d) The authorized capital stock of the Surviving Entity consists of (i) one hundred million (100,000,000) shares of common stock, of which fifty-two million five hundred seventy-one thousand five hundred thirty-one (52,571,531) is issued and outstanding and (ii) five million (5,000,000) shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding. All issued and outstanding shares of the Surviving Entity’s common stock are duly authorized, validly issued, fully paid and non-assessable. The Surviving Entity currently has outstanding options, warrants, agreements, rights or commitments to issue an additional thirty-three million six hundred seventy-seven thousand four hundred sixty-nine (33,677,469) shares of its common stock, and none of the Surviving Entity’s outstanding securities or instruments are convertible into shares of its common stock. The Surviving Entity has no other outstanding securities that are convertible into or exercisable or exchangeable for shares of its common stock.

(e) The Surviving Entity has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the Merger. Neither the execution and delivery of this Agreement by the Surviving Entity, nor the performance or consummation by the Surviving Entity of the Merger will, (i) result in a violation or breach of or conflict with the certificate of incorporation, by-laws or any other organizational documents of the Surviving Entity or (ii) result in a modification, violation or breach of, increased liability under or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default of any material contract to which the Surviving Entity is a Party.

(f) The Surviving Entity has been, in compliance in all material respects with all laws applicable to the Surviving Entity or by which their business, assets or properties are bound, except as, individually or in the aggregate, noncompliance that has not had, and would not reasonably be expected to have, a material adverse effect.

(g) The representations and warranties and statements of fact made by the Surviving Entity in this Agreement are accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

8. Entire Agreement. This Agreement, together with the certificate of merger, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties, and agreements, both written and oral, with respect to such subject matter.

9. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

11. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

13. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Nevada.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SURVIVING ENTITY:		MERGING ENTITY:

ECOARK HOLDINGS, INC.		TREND DISCOVERY HOLDINGS INC.

By:	/s/ Randy May	By:	/s/ William Hoagland
Name:	Randy May	Name:	William Hoagland
Title	Chief Executive Officer	Title:	President

For the sole purpose of making the representations and warranties provided under Sections 5 and 6:

/s/ Michael Kocan
Michael Kocan

/s/ William Hoagland
William Hoagland

[Signature Page to Ecoark, Inc. / Trend Discovery Holdings Inc. Agreement and Plan of Merger]